Exhibit 99

Key Tronic Corporation

Third Quarter FY 2003 Results

Conference Call

April 29, 2003

OPERATOR:

Excuse me, everyone. At this time, Mr. Jack Oehlke has joined us. All lines will be muted during the broadcast. After the presentation, we will begin the question and answer period. Mr. Oehlke, you may begin.

JACK:

Good afternoon everyone. I’m Jack Oehlke, President and Chief Executive Officer of Key Tronic. I’d like to thank everyone for joining us today for our investor conference call. Ron Klawitter, our chief financial officer, is here with me at our headquarters in Spokane, Washington.

Today, we released our results for the third quarter of fiscal 2003. Our sales efforts are beginning to payoff as we fill the pipeline with new business and prepare for growth in coming periods. During the third quarter, we established several new customer relationships. Moving into the fourth quarter, we have begun to see increasing production levels for a number of our new and existing customers. At the same time, given the challenging economic environment, we have continued to focus on controlling our costs and remaining profitable while maintaining our competitive advantages.

Before I go into more detail about our progress during the quarter, I would like to turn the call over to Ron to review our financial performance. Then I will come back to discuss some of the events of the quarter and our strategy going forward.

Ron?

RON:

Thanks, Jack.

As always, I would like to remind you that during the course of this call we may make projections or other forward-looking statements regarding future events or the Company’s future financial performance. Please remember that such statements are only predictions. Actual events or results may differ materially. For more information, you may review the risk factors outlined in the documents the Company has filed with the SEC, specifically our latest 10-K and quarterly 10-Qs.

Please note that on this call we will discuss historical financial and other statistical information regarding our business and operations. Some of this information is included in today’s press release and the remainder of the information will be available in a recorded version of this call on our website at www.keytronic.com.

Today, we released results for the third quarter ended March 29, 2003. For the quarter, we reported revenues of $30.6 million, compared to $30.6 million in the previous quarter and $46.5 million for the third quarter of fiscal 2002. In recent periods, our sales growth was adversely impacted by uncertainty created by the litigation that was settled during the second quarter of fiscal 2003.

EMS revenue for the quarter was $26.7 million or 87% of total revenue. Our EMS-focused business continues to make our geographic sales mix predominantly domestic. Our sales in the Americas accounted for 93% of our revenue. Sales to Europe were 5% of total revenue and sales to Asia were 1% of sales in the third quarter.

As a result of our tight cost controls, we have seen continued improvement in our gross margins. For the third quarter of fiscal 2003, our gross margin was 12%, up from 11% in the previous quarter and 9% in the third period of fiscal 2002. We expect our gross margins to stay above 10% in the coming quarter.

We continue to do an excellent job of controlling our operating overhead. RD&E costs for the third quarter were $725,000, compared to $606,000 a year ago. Our selling expenses for the quarter were $646,000, down from $690,000 a year ago. Our general and administrative expenses were $1.8 million for the third quarter, compared to $2.2 million in the same period last year. We do expect our operating expenses to increase modestly in the fourth quarter of FY 2003.

Operating income was at $608,000 for the third quarter, up sequentially from $422,000 for the previous quarter. Net income for the third quarter of fiscal 2003 was $306,000 or $0.03 per share, up sequentially from $74,000 or $0.01 per share. We expect to see increases in operating income and net income tied to improving sales levels in coming quarter.

Turning to the balance sheet, our trade receivables were $15.5 million at the end of Q3, compared to $21.0 million at the end of fiscal 2002, reflecting lower sales levels. Our DSO’s were at 43 days, which is better than average for the EMS industry. Inventory was $21.8 million, compared to $18.4 million at the end of fiscal 2002. The increase reflects our preparations for meeting the increasing demand from both our new and existing customers in the coming quarter and we fully expect to sell through that inventory in future quarters.

We continue to maintain our liabilities and bank debt at manageable levels. Please note that the decline in accounts payable represents early payment to some vendors at discounts greater than our cost of capital. The legal settlement also significantly reduced the liabilities on our balance sheet. Our long-term liabilities now total approximately $11.8 million, down from $26.8 million at the end of fiscal 2002. Our current ratio is now around a solid 2 to 1. Our capital spending for the third quarter was approximately $350,000. We continue to expect capital spending to be about $2 million for the full fiscal year 2003.

In summary, we are pleased with our improved operating performance and strong balance sheet in the third quarter – especially given the constraints to growing our business in recent quarters. For Q4 of this fiscal year, we expect sales to grow sequentially about 10%. We plan to maintain our tight control on expenses and have gross margins over 10%. As a result, we expect our bottomline to grow in Q4. We believe that Key Tronic is well positioned to expand our business and capitalize on the EMS market opportunities before us.

That’s it for me. Jack?

JACK OEHLKE:

Thanks, Ron.

As many of you know, we have weathered challenging economic conditions by streamlining our business and providing a high level of service to our customers. With the litigation completely behind us now, we are once again winning new business and executing our growth strategy.

We continue to offer an exceptional range of capabilities, competitive pricing, global logistics and responsive customer service for projects that may be initially too small for larger contract manufacturers. Our skill set includes circuit board assembly, engineering, flex circuit design and manufacturing, precision plastic molding, mechanical assembly and high-value manufacturing within our established facilities in the US, Mexico and China, which are proving to be a strong competitive advantage.

During the third quarter, we established several new, multi-million-dollar customer relationships involving household products and consumer electronics and plastics. To further expand our sales effort, we recently employed a new lead generation service to complement our other sales channels. As a result, we are quoting new business in a wide range of different industries, including opportunities in consumer electronics and plastics, specialty printers, transaction devices, commercial electronic equipment and more. Over time, we expect to continue to diversify our EMS customer base to be less dependent on any single project or customer in the future.

Moving into the fourth quarter, we have begun to see increasing production levels for a number of our new and existing customers. Those newer projects that have come on line involve household and consumer products. At the same time, some of our long-time customers are ramping up production on new programs involving specialty printers, household and consumer products and printed circuit boards. And many of our recent wins are expected to be released to production in the upcoming quarters.

In summary: this has been a difficult year for our company, but we have been able streamline our operations, weather the storm and remain profitable without hurting our long-term competitiveness. With the litigation firmly behind us, we have revitalized our sales effort and won new customers. As we move into the fourth quarter, we anticipate growing sales and earnings. We are very excited about the continued trend toward outsourced manufacturing worldwide and our long-term prospects.

This concludes the formal portion of our presentation. In accordance with SEC Regulation FD, I would like to urge all of you who follow our company to put forward whatever questions you need to ask in order to build your financial models in this publicly accessible and broadcasted conference call. Ron and I will now be pleased to answer your questions...

Q&A

After the Q&A

Thank you again for participating in today’s conference call. Ron and I look forward to speaking with you again. Thank you and good day.